Exhibit 3.1

State of Ohio

Office of the Secretary of State

FILED: 03/06/1995

AMENDED AND RESTATED

ARTICLES

OF

CITIZENS INDEPENDENT BANCORP, INC.

These Amended and Restated Articles supersede and replace the existing Articles of Citizens Independent Bancorp. Inc. in their entirety.

FIRST: The name of the corporation shall be Citizens Independent Bancorp, Inc.

SECOND:          The place in Ohio where the principal office of the corporation is to be located is in the City of Logan, County of Hocking.

THIRD:          The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 of the Ohio Revised Code.

FOURTH:          The authorized number of shares of the corporation shall be 120,000, all of which shall be common shares, each without par value.

FIFTH:          The directors of the corporation shall have the power to cause the corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (A) shares of any class or series issued by it, (B) any security or other obligation of the corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the articles of the corporation, and (C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the articles of the corporation. The corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the corporation. The authority granted in this Article Fifth of these articles shall not limit the plenary authority of the directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities, or other obligations issued by the corporation or authorized by its articles.

SIXTH:          Each holder of one or more common shares, without par value, of the corporation shall have pre-emptive rights to purchase common shares, without par value, pursuant to § 1701.15, Ohio Revised Code, and as such statute may be amended or any successor provision; except that no shareholder of the corporation shall have, as a matter of right, the pre-emptive right to purchase or subscribe for such common shares, now or hereafter authorized: (a) which, when added to all of the common shares, without par value, of the corporation previously issued without regard to pre-emptive rights during any calendar year (other than shares issued pursuant to (b) hereof), do not exceed three percent (3%) of the issued and outstanding common shares, without par value, immediately prior to such issuance or (b) which are issued pursuant to any stock option plan, stock purchase plan, pension plan, profit sharing plan or similar compensatory benefit plan adopted by the corporation or its subsidiaries for the benefit of employees or directors of the corporation or its subsidiaries.

SEVENTH:          A director or officer of the corporation shall not be disqualified by his office from dealing or contracting with the corporation as vendor, purchaser, employee, agent or otherwise. No contract or transaction shall be void or voidable with respect to the corporation for the reason that it is between the corporation and one or more of its directors or officers, or between the corporation and any other person in which one or more of its directors or officers are directors, trustees, or officers, or have a financial or personal interest, or for the reason that one or more interested directors or officers participated in or voted at the meeting of the directors or a committee thereof which authorized such contract or transaction, if in any such case (a) the material facts as to the relationship or interest of such director, officer, or other person and as to the contract or transaction are disclosed or are known to the directors or the committee or such members thereof as shall be present at any meeting at which action upon any such contract or transaction shall be taken and the directors or committee, in good faith reasonably justified by such facts, authorized the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or (b) the material facts as to the relationship or interest of such director, officer, or other person and as to the contract or transaction are disclosed or known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation held by persons not interested in the contract or transaction; or (c) the contract or transaction is fair as to the corporation as of the time it is authorized or approved by the directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at any meeting of the directors, or of a committee thereof, which authorizes the contract or transaction.

EIGHTH:          Chapter 1704 and Section 1701.831 of the Ohio Revised Code do not apply to the corporation.

NINTH:          Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares of the corporation entitling them to exercise two-thirds (2/3) or any other proportion of the voting power of the corporation or of any class or classes thereof, such action, unless expressly otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of the shares entitling them to exercise not less than a majority of the voting power of the corporation or of such class or classes; provided, however, that unless two-thirds (2/3) of the whole authorized number of directors of the corporation shall recommend the approval of any of the following matters, the affirmative vote of the holders of shares entitling them to exercise not less than eighty percent (80%) of the voting power of the corporation entitled to vote thereon shall be required to adopt:

(1)  a proposed amendment to the articles of the corporation;

(2)  proposed new regulations, or an alteration, amendment or repeal of the regulations of the corporation;

(3)  an agreement of merger or consolidation providing for the merger or consolidation of the corporation with or into one or more other corporations;

(4)  a proposed combination or majority share acquisition involving the issuance of shares of the corporation and requiring shareholder approval;

(5)  a proposal to sell, lease, or exchange all or substantially all of the property and assets of the corporation;

(6)  a proposed dissolution of the corporation; or

(7)  a proposal to fix or change the number of directors by action of the shareholders of the corporation.

The written objection of a director to any such matter submitted to the president or secretary of the corporation not less than three days before the meeting of shareholders at which any such matter is to be considered shall be deemed to be an affirmative vote by such director against such matter.

TENTH:           (A) In addition to any affirmative vote required by any provision of the Ohio Revised Code or by any other provision of these articles, the affirmative vote or consent of the holders of the greater of (i) four-fifths (4/5) of the outstanding common shares of the corporation entitled to vote thereon or (ii) that fraction of such outstanding common shares having as the numerator a number equal to the sum of (a) the number of outstanding common shares Beneficially Owned by Controlling Persons (as hereinafter defined) plus (b) two-thirds (2/3) of the remaining number of outstanding common shares, and as the denominator a number equal to the total number of outstanding common shares entitled to vote, shall be required for the adoption or authorization of a Business Combination (as hereinafter defined) unless:

(1)  The Business Combination will result in an involuntary sale, redemption, cancellation or other termination of ownership of all common shares of the corporation owned by shareholders who do not vote in favor of, or consent in writing to, the Business Combination and the cash or fair value of other readily marketable consideration to be received by such shareholders for such common shares shall at least be equal to the Minimum Price Per Share (as hereinafter defined); and

(2)  A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall be mailed to the shareholders of the corporation for the purpose of soliciting shareholder approval of the proposed Business Combination.

(B)  For purposes of this Article TENTH, the following definitions shall apply:

(1)  "Affiliate" shall mean a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

(2)  "Associate" shall mean (a) any corporation or organization of which a Person is an officer or partner or is, directory or indirectly, the Beneficial Owner of ten percent (10%) or more of any class of equity securities, (b) any trust or other estate in which a Person has a ten percent (10%) or greater individual interest of any nature or as to which a Person serves as trustee or in a similar fiduciary capacity, (c) any spouse of a Person, and (d) any relative of a Person, or any relative of a spouse of a Person, who has the same residence as such Person or spouse.

(3)  "Beneficial Ownership" shall include without limitation (a) all shares directly or indirectly owned by a Person, by an Affiliate of such Person or by an Associate of such Person or such Affiliate, (b) all shares which such Person, Affiliate or Associate has the right to acquire through the exercise of any option, warrant or right (whether or not currently exercisable), through the conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement, or pursuant to the automatic termination of a trust, discretionary account or similar arrangement; and (c) all shares as to which such Person, Affiliate or Associate directly or indirectly through any contract, arrangement, understanding, relationship or otherwise (including without limitation a written or unwritten agreement to act in concert) has or shares voting power (which includes the power to vote or to direct the voting of such shares) or investment power (which includes the power to dispose or direct the disposition of such shares) or both.

(4)  "Business Combination" shall mean (a) any merger or consolidation of the corporation with or into a Controlling Person or an Affiliate of a Controlling Person or an Associate of such Controlling Person or Affiliate, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of the corporation, including without limitation any voting securities of a Subsidiary, or of the assets of a Subsidiary, to a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate, (c) any merger into the corporation or into a Subsidiary of a Controlling Person or an Affiliate of a Controlling Person or an Associate of such Controlling Person or Affiliate, (d) any sale, lease, exchange, transfer or other disposition to the corporation or a Subsidiary of all or any part of the assets of a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate but not including any disposition of assets which, if included with all other dispositions consummated during the same fiscal year of the corporation by the same Controlling Person or Affiliates thereof and Associates of such Controlling Person or Affiliates, would not result in dispositions during such year by all such Persons of assets having an aggregate fair value (determined at the time of disposition of the respective assets) in excess of one percent (1%) of the total consolidated assets of the corporation (as shown on its certified balance sheet as of the end of the fiscal year preceding the proposed disposition); provided, however, that in no event shall any disposition of assets be excepted from shareholder approval by reason of the preceding exclusion if such disposition when included with all other dispositions consummated during the same and immediately preceding four (4) fiscal years of the corporation by the same Controlling Person, Affiliates thereof and Associates of such Controlling Person or Affiliates, would result in disposition by all such Persons of assets having an aggregate fair value (determined at the time of disposition of the respective assets) in excess of two percent (2%) of the total consolidated assets of the corporation (as shown on its certified balance sheet as of the end of the fiscal year preceding the proposed disposition), (e) any reclassification of the common shares of the corporation, or any recapitalization involving common shares of the corporation, consummated within five (5) years after a Controlling Person becomes a Controlling Person, and (f) any agreement, contract or other arrangement providing for any of the transactions described in the definitions of Business Combination.

(5)  "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(6)  "Controlling Person" shall mean any Person who Beneficially Owns shares of the corporation entitling that Person to exercise twenty percent (20%) or more of the voting power of the corporation entitled to vote in the election of directors.

(7)  "Minimum Price Per Share" shall mean the sum of (a) the higher of either (i) the highest gross per share price paid or agreed to be paid to acquire any common shares of the corporation Beneficially Owned by a Controlling Person, provided such payment or agreement to make payment was made within five (5) years immediately prior to the record date set to determine the shareholders entitled to vote or consent to the Business Combination in question, or (ii) the highest per share closing public market price for such common shares during such five (5) year period, plus (b) the aggregate amount, if any, by which five percent (5%) for each year, beginning on the date on which such Controlling Person became a Controlling Person, of such higher per share price exceeds the aggregate amount of all common share dividends per share paid in cash since the date on which such Person became a Controlling Person. The calculation of the Minimum Price Per Share shall require appropriate adjustments for capital changes, including without limitation stock splits, stock dividends and reverse stock splits.

(8)  "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a joint-stock company, a trust, any unincorporated organization, a government or political subdivision thereof, and any other entity.

(9)  "Securities Exchange Act of 1934" shall mean the Securities Exchange Act of 1934, as amended from time to time as well as any successor or replacement statute.

(10)  "Subsidiary" shall mean any corporation more than twenty-five percent (25%) of whose outstanding securities entitled to vote for the election of directors are Beneficially Owned by the corporation and/or one or more Subsidiaries.

(11)  "Substantial Part" shall mean more than ten percent (10%) of the total assets of the corporation in question, as shown on its certified balance sheet as of the end of the most recent fiscal year ending prior to the time the determination is being made.

(C)  During any period in which there are one or more Controlling Persons, this Article TENTH shall not be altered, changed or repealed unless the amendment effecting such alteration, change or repeal shall have received, in addition to any affirmative vote required by any provision of the Ohio Revised Code or by any other provision of these articles, the affirmative vote or consent of the holders of the greater of (i) four-fifths (4/5) of the outstanding common shares of the corporation entitled to vote thereon or (ii) that fraction of such outstanding common shares having as the numerator a number equal to the sum of (a) the number of outstanding common shares Beneficially Owned by Controlling Persons plus (b) two-thirds (2/3) of the remaining number of outstanding common shares, and as the denominator a number equal to the total number of outstanding common shares entitled to vote.

ELEVENTH: The right of every shareholder of the corporation to vote cumulatively in the election of directors is hereby eliminated.

State of Ohio

Office of the Secretary of State

FILED: 04/06/2001

CERTIFICATE OF AMENDMENT BY SHAREHOLDERS TO ARTICLES OF

CITIZENS INDEPENDENT BANCORP, INC.

RESOLVED, that Articles FOURTH and SIXTH of the articles of the corporation be, and the same hereby are, amended and Article TWELFTH is hereby adopted to read as follows:

FOURTH: The authorized number of shares of the corporation shall be 1,000,000, which shares shall be divided into two classes, one class of which shall consist of 900,000 shares designated as common shares, each without par value, and one class of which shall consist of 100,000 shares designated as preferred shares, each without par value.

There is hereby granted to the Board of Directors of the corporation the authority to adopt amendments to the articles determining in whole or in part, the express terms, within the limits now or hereafter set forth in Chapter 1701, Ohio Revised Code, of the preferred shares or any series of the preferred shares of the corporation before the issuance of any preferred shares or class of preferred shares or before the issuance of any preferred shares of that series.

SIXTH: No shareholder of the corporation shall have, as a matter of right, the pre-emptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

TWELFTH: Each issued common share, without par value, of the corporation shall, on the date when these amendments to the articles are filed with the Ohio Secretary of State (the "Effective Date"), be changed into ten (10) common shares, without par value, of the corporation; and after the Effective Date each holder of record of any issued common share of the corporation shall be entitled to receive one or more certificates representing the total number of additional common shares to which such shareholder shall have become entitled.

IN WITNESS WHEREOF, the above named officer, acting for and on behalf of the corporation, has hereunto subscribed his name on April 4, 2001.

/s/ Frederick L. Weghorst
Chairman

State of Ohio

Office of the Secretary of State

FILED: 06/21/2001

AMENDMENT OF ARTICLE FOURTH

TO ADOPT THE EXPRESS TERMS OF SERIES A PREFERRED SHARES

RESOLVED that Article Fourth of the Articles of Citizens Independent Bancorp, Inc. shall be, and the same hereby is, amended to add the express terms of 1,000 of the preferred shares, without par value, and there is hereby established a series of such preferred shares, the express terms of which are as follows:

EXPRESS TERMS OF

CUMULATIVE SERIES A PREFERRED SHARES

(a)          Designation of Series. The series shall be designated "Cumulative Series A Preferred Shares" ("Series A Preferred Shares").

(b)          Number of Shares. The number of shares of Series A Preferred Shares is 1,000.

(c)          Express Terms. The express terms of the Series A Preferred Shares shall be as follows:

1.           Dividend Rights on Series A Preferred Shares. The holders of Series A Preferred Shares shall be entitled to receive preferential dividends in cash, as and when declared by the Board of Directors of the Corporation (the "Directors") out of any funds of the Corporation legally available at the time for declaration of dividends, payable semi-annually on each January 15 and July 15, in each year (the "Dividend Period"). The dividend rate per Series A Preferred Share for each Dividend Period (the "Dividend Rate") shall be equal to: (A) for the period from the date of issue of the Series A Preferred Shares until July 15, 2003, the amount of $37.50 per Dividend Period ($75 per year) and (B) for the period on and after July 16, 2003, the amount equal to (i) the Index Rate defined below ("Index Rate"), (ii) times one thousand dollars ($1,000), and (iii) divided by two (2) (the number of Dividend Periods in a year); except that, if the Dividend Period during which any of the Series A Preferred Shares are outstanding shall be less than six months, then the amount of the dividend shall be pro rated as set forth below according to the number of days during the Dividend Period that the Series A Preferred Share is outstanding.

The "Index Rate" per annum shall be one percent (1%) plus the "Prime Rate" published in the Wall Street Journal as the base rate on corporate loans posted by the largest U.S. banks. In the event that the Corporation determines in good faith that for any reason such Prime Rate is not published in the Wall Street Journal, then the Index Rate shall be the base or prime lending rate announced or disclosed by a bank having assets in excess of $500,000,000 and having a branch office for acceptance of deposits in Columbus, Ohio, which bank will be designated by the Board of Directors of the Corporation. The Index Rate shall be fixed for each Dividend Period and shall be based upon the Prime Rate published in the Wall Street Journal on the last date of publication immediately prior to the beginning of the Dividend Period or the base or prime lending rate of the bank designated by the Board of Directors of the Corporation on the last banking day immediately prior to the beginning of the Dividend Period, as the case may be. If no prime rate is published in the Wall Street Journal and no bank which qualifies hereunder announces or discloses a base or prime lending rate, the Corporation may select and substitute a generally comparable index.

So long as any Series A Preferred Shares are outstanding, the Corporation shall not:

a)          Declare or pay or set apart for payment any dividend or other distribution (other than dividends or distributions payable in shares of the Corporation ranking junior to these Series A Preferred Shares as to dividends and upon liquidation) for any period upon any shares of the Corporation ranking on a parity with or any shares of the Corporation ranking junior to, these Series A Preferred Shares as to dividends or upon liquidation, unless all dividends payable to holders of Series A Preferred Shares and of any shares of the Corporation ranking on a parity therewith as to dividends for its current Dividend Period and all past Dividend Periods have been paid, are contemporaneously being paid or have been declared and a sum sufficient for the payment thereof set aside for such payment; or

b)          Redeem, purchase or otherwise acquire for any consideration any shares of the Corporation ranking on a parity with, or any shares of the Corporation ranking junior to, these Series A Preferred Shares as to dividends or upon liquidation, unless all dividends payable to holders of Series A Preferred Shares and of any shares of the Corporation ranking on a parity therewith as to dividends for its current Dividend Period and all past Dividend Periods have been paid, are contemporaneously being paid or have been declared and a sum sufficient for the payment thereof set aside for such payment, and such redemption, purchase or acquisition will not cause the Corporation’s Tier 1 capital to total assets ratio (calculated in accordance with 12 C.F.R. Part 225, "Leverage Ratio") immediately thereafter to be below 9%; or

c)          Merge with or into or consolidate with another corporation or sell all or substantially all of its assets, unless all dividends payable to holders of Series A Preferred Shares and of any shares of the Corporation ranking on a parity therewith as to dividends for its current Dividend Period and all past Dividend Periods have been paid, are contemporaneously being paid or have been declared and a sum sufficient for the payment thereof set aside for such payment, and either (i) if the Corporation shall survive such transaction, such transaction will not cause the Corporation’s Leverage Ratio thereafter to be below 9%; or (ii) concurrently with such transaction all of the Series A Preferred Shares shall be purchased or redeemed in exchange for payment of the Redemption Price (defined in Section 3).

Dividends payable on these Series A Preferred Shares for any period less than a full Dividend Period shall be computed on the basis of a 360-day year of 30-day months and the actual number of days elapsed in the period for which payable.

Dividends on the Series A Preferred Shares shall commence to accrue and be cumulative from and after the date of issuance of such Series A Preferred Shares.

2.          Rights on Liquidation, Dissolution, and Winding-Up. In the event the Corporation shall be liquidated, dissolved, or wound up, whether voluntarily or involuntarily, after all creditors of the Corporation shall have been paid in full, the holders of the Series A Preferred Shares shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its shareholders, before any amount shall be paid to holders of common shares or any other class of shares ranking junior to the Series A Preferred Shares, an amount equal to $1,000 per preferred share plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) thereon to and including the date of payment. Any remaining assets of the Corporation, after such distribution to the holders of Series A Preferred Shares, shall be divided and distributed among the holders of all other outstanding shares of the Corporation.

If the assets of the Corporation available for distribution to the holders of the Series A Preferred Shares shall be insufficient to permit payment in full of the amounts payable as aforesaid to the holders of the Series A Preferred Shares upon such liquidation, dissolution, or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed, to the exclusion of the holders of any common shares or any other class of shares ranking junior to the Series A Preferred Shares, ratably among the holders of the Series A Preferred Shares according to the amounts which they respectively would be entitled to receive if such assets were sufficient to permit the payment in full of said amounts.

3.          Redemption. The Corporation may elect at its option to redeem all or part of the Series A Preferred Shares. The Corporation shall redeem all of the outstanding Series A Preferred Shares not later than seven (7) years after their date of issuance. Such redemption shall be made by the payment of the Redemption Price, as defined below, to the holders of the Series A Preferred Shares, in accordance with the Redemption Procedure set forth below.

The Redemption Price shall be $1,000 per Series A Preferred Share plus an amount equal to all accrued and unpaid dividends to and including the date the Series A Preferred Share is redeemed whether or not such dividends shall have been declared or earned.

If less than all of the Series A Preferred Shares shall be redeemed pursuant to the optional redemption by the Corporation, the number of shares redeemed shall be shared ratably by the holders.

Series A Preferred Shares may be redeemed only: (i) with the prior approval of the Board of Governors of the Federal Reserve System ("FRB"), or (ii) if the Corporation’s Leverage Ratio immediately after such redemption is at least 9%.

4.          Redemption Procedure. Notice of redemption shall be given by first-class certified mail return receipt requested, postage prepaid, to the holders of record of the Series A Preferred Shares to be redeemed at their addresses shown on the books of the Corporation not less than 30 nor more than 60 days prior to the date the Series A Preferred Shares are to be redeemed (hereinafter referred to as the "Redemption Date"). The aggregate Redemption Price for all of the Series A Preferred Shares to be redeemed shall be deposited (the "Deposit") on or before the Redemption Date in trust with a bank or trust company for the account of the holders of Series A Preferred Shares entitled thereto (the date of such deposit is hereinafter called the "Date of Deposit").

Notice of the Redemption Date; the place where certificates for such shares are to be surrendered for payment of the Redemption Price; that dividends on the shares to be redeemed will cease to accrue on the Redemption Date; the number of shares to be redeemed, and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; and the name and address of the financial institution with which the Redemption Price will be deposited shall be included in the notice of redemption. On and after the applicable Redemption Date, all dividends on the Series A Preferred Shares to be redeemed on such Redemption Date shall cease to accrue provided that the Deposit shall have been made on or before said Redemption Date and said shares shall no longer be deemed to be outstanding. In the event the Deposit shall not have been made by the Redemption Date, dividends shall continue to accrue on the Series A Preferred Shares to be paid to the holders of Series A Preferred Shares to be redeemed. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the directors so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price. In case fewer than all shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

Once the Series A Preferred Shares have been redeemed, they cannot be reissued or sold.

5.          Voting Rights. The Series A Preferred Shares shall be nonvoting, except where the law requires a vote.

6.          Restrictions on Additional Series A Preferred Shares. As long as the Series A Preferred Shares are outstanding, no other class or series of shares can be issued which rank prior to or on a parity with the Series A Preferred Shares as to dividend, redemption or liquidation rights unless the holders of the Series A Preferred Shares approve the issuance of such additional shares.

8.          Conversion. The Series A Preferred Shares are not convertible.

9.          Definitions. Any shares of any class or series of the Corporation shall be deemed to rank:

(a)          Prior to the Series A Preferred Shares, either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding-up of the Corporation, as the case may be, in preference or priority to the holders of Series A Preferred Shares;

(b)          On a parity with Series A Preferred Shares, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidated prices per share or sinking fund provisions, if any, be different from those of these Series A Preferred Shares, if the holders of such shares shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding-up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such shares and the holders of Series A Preferred Shares; and

(c)          Junior to the Series A Preferred Shares either as to dividends or upon liquidation, if such class shall be common shares or if the holders of Series A Preferred Shares shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding-up of the Corporation, as the case may be, in preference or priority to the holders of shares of each class or series.

-9-